CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the High Income Fund Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 71 to the Registration Statement of American Century Investment Trust (Form N-1A, No. 033-65170) of our report dated November 29, 2017 on the financial statements and financial highlights of the Nomura High Yield Fund (one of the series constituting The Advisors’ Inner Circle Fund III) (the “Predecessor Fund”) included in the Predecessor Fund’s Annual Report to shareholders for the year ended September 30, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 26, 2018